Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

As of December 31, 2024, the Company had two subsidiaries:

Inspire Medical Systems Europe GmbH, a German corporation

Inspire Medical Systems Japan G.K., a Japanese corporation